Exhibit 2.2

EXECUTION VERSION

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

ICONEX (CANADA) LTD.,

as Seller

and

DOMTAR INC.,

as Buyer

_____________

Dated as of November 1, 2024

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TABLE OF CONTENTS

Page

Article I Definitions and Interpretation		1
1.1	Definitions	1
1.2	Other Terms	12
1.3	Calculation of Time Periods	12
1.4	Other Interpretative Provisions	12
Article II Purchase and Sale of Acquired Assets		13
2.1	Acquired Assets	13
2.2	Excluded Assets	14
2.3	Assumed Liabilities	14
2.4	Excluded Liabilities	15
2.5	Consideration	15
2.6	Estimated Purchase Price	16
2.7	Post-Closing Adjustment	16
2.8	Closing	19
2.9	Deliveries by Buyer	19
2.10	Deliveries by Seller	20
2.11	Withholding	20
Article III Representations and Warranties of Seller		20
3.1	Organization and Qualification	20
3.2	Corporate Authorization	20
3.3	Non-Contravention	21
3.4	Consents and Approvals	21
3.5	Canadian Registrations	21
3.6	Residency	21
Article IV Representations and Warranties of Buyer		21
4.1	Organization and Qualification	21
4.2	Corporate Authorization	22
4.3	Consents and Approvals	22
4.4	Non-Contravention	22
Article V COVENANTS AND Agreements		22
5.1	Non-Assignment and Alternative Arrangements	22
5.2	Assumed Liabilities and Excluded Liabilities	23
5.3	Bulk Sales	24
5.4	Further Assurances	24
5.5	Misallocated Assets and Misdirected Payments.	25
Article VI Tax Matters		26
6.1	Purchase Price Allocation	26
6.2	Straddle Period	26

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6.3	Refunds and Credits	26
6.4	Transfer Taxes	27
6.5	Tax Cooperation	27
6.6	Tax Elections	27
Article VII INTENTIONALLY OMITTED		28
Article VIII General Matters		28
8.1	No Survival	28
8.2	Notices	29
8.3	Specific Performance	29
8.4	No Assignment or Benefit to Third Parties	30
8.5	Costs	30
8.6	Announcements	30
8.7	Amendment; Waiver	31
8.8	Counterparts; Electronic Delivery	31
8.9	Entire Agreement	31
8.10	Severability	31
8.11	Consent to Jurisdiction	31
8.12	Governing Law	32
8.13	Waiver of Jury Trial	32
8.14	No Recourse	32
8.15	Headings	32

Annexes, Schedules and Exhibits

Annex A Accounting Principles

Exhibit A Assignment and Assumption Agreement

Exhibit B Bill of Sale

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 1, 2024, by and between Iconex (Canada) Ltd., a corporation incorporated under the Laws of British Columbia, Canada (“Seller”), and Domtar Inc., a corporation incorporated under the Laws of Canada (“Buyer”). Each of Seller and Buyer may be referred to herein individually as a “Party” and collectively, as the “Parties”.

WHEREAS, Atlas Receiptco Holdings LLC, a Delaware limited liability company and indirect parent of Seller (“POS Seller”), and Domtar Paper Company, LLC, a Delaware limited liability company (“POS Buyer”), intend to enter into that certain Equity Purchase Agreement on November 1, 2024 (“POS Purchase Agreement”), pursuant to which, and subject to the terms and conditions thereof, POS Seller will sell and POS Buyer will purchase one hundred percent (100%) of the equity interests of New Receiptco Opco LLC, a Delaware limited liability company (the “POS Transaction”); and

WHEREAS, the POS Seller and POS Buyer have agreed that Seller and Buyer will enter into this Agreement pursuant to which Seller will sell and assign, and Buyer will purchase and assume, all of the Acquired Assets and the Assumed Liabilities simultaneously with the closing of the POS Transaction, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions and Interpretation

1.1 Definitions. The following terms shall have the following meanings:

“Accounting Principles” has the meaning set forth in Appendix A.

“Acquired A/R” means all accounts receivable of Seller, except for the Excluded A/R.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Bank Accounts” means each of the bank accounts of Seller, other than the Excluded Bank Account.

“Acquired Books and Records” means all records, documents, share certificates and/or titles, public deeds, corporate books, lists and files of Seller, its assets and properties, and its business, including executed originals (or copies of executed originals when executed originals are not available) of all contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, all product, business and marketing plans, sales and product brochures, and catalogs and other sales literature and materials, historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, deeds, title policies, computer files, programs and retrieved programs, environmental and health & safety audits, environmental studies and plans and business records, in each case, whether in hard copy, electronic form or otherwise, in each case other than the Excluded Books and Records.

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“Acquired Cash” means the aggregate Cash of Seller attributable to the Acquired Bank Accounts as of the Adjustment Time.

“Acquired Claims” has the meaning set forth in Section 2.1(l).

“Acquired Contracts” means all of the contracts to which Seller is a party other than the Excluded Contracts.

“Acquired Inventory” means all finished goods, raw materials, works-in-process, packaging, supplies, parts and other inventories of Seller, wherever located, including inventory in transit to or from Seller.

“Acquired Permits” means all Permits that are held by Seller to the extent the same may be Transferred or re-issued under applicable Laws or by Government Entities.

“Acquired Tangible Personal Property” has the meaning set forth in Section 2.1(i).

“Action” means any action, suit, demand, complaint, litigation, proceeding, hearing, arbitration, mediation, investigation, inquiry, examination, charge, audit or other legal claim (whether based in contract, tort or otherwise, whether civil, criminal, administrative, tax, judicial or investigative, whether public or private, and whether brought at law or in equity) whether or not commenced, brought, conducted, tried or heard by or before any Government Entity or arbitrator.

“Adjustment Escrow Account” has the meaning set forth in the POS Purchase Agreement.

“Adjustment Escrow Funds” has the meaning set forth in the POS Purchase Agreement.

“Adjustment Review Period” has the meaning set forth in Section 2.7(c).

“Adjustment Time” means 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by contract or otherwise.

“Agreed Allocation” has the meaning set forth in Section 6.1.

“Agreement” has the meaning set forth in the preamble.

“Alternative Arrangements” has the meaning set forth in Section 5.1(c).

“Approvals” has the meaning set forth in Section 5.1(a).

“Assignment and Assumption Agreements” means the assignment and assumption agreements, dated as of the date hereof and attached hereto as Exhibit A.

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“Assumed A/P” means all accounts payable constituting the obligation to make payments in respect of goods sold or services provided to Seller, other than the Excluded A/P. For greater clarity, accounts payable shall include accruals for services incurred or goods purchased for which no invoice has been received as of the Effective Time.

“Assumed Indebtedness” means the Indebtedness of the Seller less the Excluded Indebtedness. Notwithstanding anything in this Agreement (including the Accounting Principles) to the contrary, items of Indebtedness described in clauses (g) and (k) may be calculated in reference to information available to Buyer and Seller within ninety (90) days after the Closing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Taxes” means any liability for non-income Taxes with respect to the Acquired Assets relating to any taxable period beginning on or after the Closing Date, and for any Straddle Period, the portion of such Straddle Period beginning on or after the Closing Date.

“Assumed Transaction Expenses” means, without duplication and to the extent unpaid immediately prior to Closing, all of the fees, costs and expenses incurred or payable by or on behalf of Seller to outside legal counsel, accountants, advisors, brokers and other third parties in connection with the “Transactions” (as defined in the POS Purchase Agreement) or the “Carve-Out Transactions” (as defined in the POS Purchase Agreement).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Base Price” means $0.

“Benefit Plan” has the meaning set forth in the POS Purchase Agreement.

“Bill of Sale” means the bill of sale, dated as of the date hereof, attached hereto as Exhibit B.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in preamble.

“Canada Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supplement).

“Canada Business” means the operation of the “Business” (as defined in the POS Purchase Agreement) carried on by Seller.

“Cash” means, with respect to any Person, as of any specified time, cash and cash equivalents, including (a) marketable securities and (b) short-term investments, in each case as determined in accordance with the Accounting Principles; provided, however, that Cash shall be reduced by Restricted Cash.

“Closing” has the meaning set forth in Section 2.8.

“Closing Acquired Cash” has the meaning set forth in Section 2.7(a).

“Closing Assumed Indebtedness” has the meaning set forth in Section 2.7(a).

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“Closing Assumed Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Purchase Price” means the greater of (x) $1 and (y) an amount equal to Base Price, minus (a) the Closing Assumed Indebtedness, minus (b) the Closing Assumed Transaction Expenses, plus (c) the Closing Acquired Cash, plus (d) the Closing Working Capital Adjustment Amount.

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Closing Working Capital” has the meaning set forth in Section 2.7(a).

“Closing Working Capital Adjustment Amount” means (a) if the Closing Working Capital is greater than the Target Working Capital, then the amount by which the Closing Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number, (b) if the Closing Working Capital is less than the Target Working Capital, then the amount by which the Target Working Capital exceeds the Closing Working Capital, which amount shall be expressed as a negative number or (c) if the Closing Working Capital is equal to the Target Working Capital, then an amount equal to zero dollars ($0).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Submission” has the meaning set forth in Section 2.7(g).

“Consultation Period” has the meaning set forth in Section 2.7(f).

“Current Assets” means the “current assets” of Seller, as determined in accordance with the Accounting Principles, to the extent the same constitute Acquired Assets.

“Current Liabilities” means the “current liabilities” of Seller, as determined in accordance with the Accounting Principles, to the extent the same constitute Assumed Liabilities.

“Data Room” means the virtual data room “Jaws” hosted by Datasite in connection with the Transaction.

“Deficit Amount” has the meaning set forth in Section 2.7(j).

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, deed of trust, easement, adverse claim, option, right of first refusal, right of first offer, preemptive right or restriction on transfer.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be executed by POS Buyer, POS Seller and the Escrow Agent at the closing of the POS Transaction.

“Estimated Acquired Cash” has the meaning set forth in Section 2.6(a).

“Estimated Assumed Indebtedness” has the meaning set forth in Section 2.6(a).

“Estimated Assumed Transaction Expenses” has the meaning set forth in Section 2.6(a).

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“Estimated Purchase Price” means the greater of (x) $1 and (y) an amount equal to the Base Price, minus (a) the Estimated Assumed Indebtedness, minus (b) the Estimated Assumed Transaction Expenses, plus (c) the Estimated Acquired Cash, plus (d) the Estimated Working Capital Adjustment Amount.

“Estimated Statement” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Adjustment Amount” means (a) if the Estimated Working Capital is greater than the Target Working Capital, then the amount by which the Estimated Working Capital exceeds the Target Working Capital, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Target Working Capital, then the amount by which the Target Working Capital exceeds the Estimated Working Capital, which amount shall be expressed as a negative number or (c) if the Estimated Working Capital is equal to the Target Working Capital, then an amount equal to zero dollars ($0).

“ETA” means the Excise Tax Act (Canada) and the regulations promulgated thereunder.

“Excluded A/P” means any accounts payable related to any amounts owed by Seller to any Affiliate of Seller (other than the other Group Companies).

“Excluded A/R” means any accounts receivable related to amounts owed by any Affiliate of Seller (other than the other Group Companies) to Seller.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Bank Account” means that certain bank account with JP Morgan Chase identified on Section 1.1(b) of the Seller Disclosure Schedules.

“Excluded Books and Records” has the meaning set forth in Section 2.2(d).

“Excluded Cash” means the aggregate Cash of Seller other than Cash attributable to the Acquired Bank Accounts.

“Excluded Contracts” means (i) the Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement, (ii) any employment or service contracts of current or former employees or independent contractors or consultants (including any sole proprietorship or affiliated company of such individual independent contractor or consultant) of Seller and (iii) those other contracts to which Seller is a party set forth on Section 1.1(c) of the Seller Disclosure Schedules.

“Excluded Indebtedness” means the Excluded Taxes to the extent that any such Excluded Taxes would otherwise be deemed Indebtedness.

“Excluded Insurance Policies” has the meaning set forth in Section 2.2(f).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

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“Excluded Taxes” means any Liability for Taxes (whether such Liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a contract or other agreement, pursuant to the filing of a Tax Return, pursuant to an adjustment by a Governmental Authority, by an obligation to withhold, or otherwise): (a) of Seller, including any Liability for Taxes under the Canada Act arising from or out of (i) the intercompany loans between Seller and its current and former Affiliates, including any adverse consequences under subsections 15(2) and 78(1) of the Canada Act or (ii) Seller’s transfer pricing model and filing position for the years 2016 through 2023; (b) of Seller that relate to the Acquired Assets, compensation of any current or former employee of Seller, or the activities of Seller, in each case, for any Pre-Closing Tax Period (other than Taxes described in Section 6.4); or (c) of Seller related to the Receipts Reorganization; provided however, Excluded Taxes will not include any Assumed Taxes.

“Final Acquired Cash” has the meaning set forth in Section 2.7(h).

“Final Assumed Indebtedness” has the meaning set forth in Section 2.7(h).

“Final Assumed Transaction Expenses” has the meaning set forth in Section 2.7(h).

“Final Purchase Price” means the greater of (x) $1 and (y) an amount equal to Base Price, minus Final Assumed Indebtedness, minus Final Assumed Transaction Expenses plus the Final Acquired Cash, plus the Final Working Capital Adjustment Amount.

“Final Purchase Price Adjustment” means (a) if the Final Purchase Price is greater than the Estimated Purchase Price, then the amount by which the Final Purchase Price exceeds the Estimated Purchase Price which amount shall be expressed as a positive number, (b) if the Final Purchase Price is less than the Estimated Purchase Price then the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, which amount shall be expressed as a negative number, or (c) if the Final Purchase Price is equal to the Estimated Purchase Price, then an amount equal to zero dollars ($0).

“Final Statement” has the meaning set forth in Section 2.7(h).

“Final Working Capital” has the meaning set forth in Section 2.7(h).

“Final Working Capital Adjustment Amount” means (a) if the Final Working Capital is greater than the Target Working Capital, then the amount by which the Final Working Capital exceeds the Target Working Capital which amount shall be expressed as a positive number, (b) if the Final Working Capital is less than the Target Working Capital then the amount by which the Target Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number, or (c) if the Final Working Capital is equal to the Estimated Working Capital, then an amount equal to zero dollars ($0).

“Finance Lease Obligations” means, with respect to any Person, for any applicable period, any lease obligations that are classified and accounted for, as a finance lease in accordance with the Accounting Principles.

“Financial Records” has the meaning set forth in Section 2.7(c).

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“Fraud” means knowing and intentional common law fraud under Delaware law of Seller with respect to the representations and warranties contained in Article III (or of Buyer with respect to the representations and warranties contained in Article IV) of this Agreement; provided, however, that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy or breach of such representation, (c) such Party had the specific intent to deceive another Party, and (d) the other party acted in reliance on such inaccurate representation and suffered losses as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any tort (including a claim for fraud) based on negligence, negligent omission, negligent misrepresentation, or reckless indifference.

“GAAP” means United States generally accepted accounting principles.

“Government Entity” means any federal, state, provincial, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental entity or political subdivision thereof, including any head of a government department, body or agency.

“Group Company” has the meaning set forth in the POS Purchase Agreement.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to assume any obligation owed by such obligor, (iii) to purchase, license or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor or (v) to secure or guarantee the obligations of any other Person.

“Indebtedness” means, with respect to any Person, as of any specified time, without duplication, any of the following Liabilities (including the outstanding principal amount of, accrued and unpaid interest on and other payment obligations, including any prepayment premiums, make-whole payments, related expenses, commitment or other fees or fines or penalties payable in connection therewith): (a) any Liabilities of such Person for borrowed money, including any Liabilities for installment loans; (b) evidenced by bonds, debentures, notes or similar contracts; (c) any Liabilities of such Person in respect of letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar credit transactions, in each case, to the extent drawn or called upon; (d) any Liabilities of such Person for the deferred purchase price of assets, property, securities or services, contingent purchase price obligations or holdback or “earn-out” obligations in connection with any acquisition, whether by merger, stock purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Person under conditional sale or other title retention agreements; (e) any Liabilities of such Person for Finance Lease Obligations; (f) Intentionally Omitted; (g) any Liabilities of such Person for deferred employment, payroll and other similar Tax Liabilities (including any Taxes deferred under the “CARES Act” (as defined in the POS Purchase Agreement) in a Pre-Closing Tax Period that will be due and payable after the Closing), (h) any Liabilities of such Person for breakage or termination obligations under all derivatives, swap or exchange, and other hedging agreements (provided, that for the avoidance of doubt, such arrangements that are in a net asset position shall reduce Indebtedness and those that are in a net Liability position shall increase Indebtedness); (i) any Liabilities of such Person created or arising under any conditional purchase or other title retention contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such contract in the event of default are limited to repossession or sale of such property); (j) any Liabilities of such Person under securitization or receivables factoring arrangements or transactions; (k) any Taxes related to the Receipts Reorganization,

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and (l) for the Guarantee of any obligations of any other Person of the type described in the foregoing clauses (a) through (k). Notwithstanding anything to the contrary contained herein, Indebtedness for the purposes of calculating the Purchase Price shall not include (x) any amounts to the extent included in the calculation of Working Capital, or (y) any amounts to the extent included in Assumed Transaction Expenses.

“Indemnifying Party” has the meaning set forth in Section 5.2(b).

“Indemnitee” has the meaning set forth in Section 5.2(b).

“Independent Accountant” has the meaning set forth in Section 2.7(g).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, divisionals, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade names, domain names, trade dress, slogans, logos, designs, corporate names, and any other indicia of source or origin together with all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing; (c) copyrights and works of authorship and all applications, registrations and renewals in connection therewith; (d) software; (e) trade secrets and other confidential information (including inventions, know-how, processes, methods, techniques, source code, drawings, specifications, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information); (f) social media identifiers for third-party social media sites; (g) industrial design rights, including unregistered design rights, design registrations, design patents, and all registrations, applications and renewals for, any of the foregoing; (h) all other intellectual property or proprietary rights; and (i) any other registrations and applications for registrations of any of the foregoing.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Liabilities” of any Person means, as of any given time, any and all liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Loss” means any and all losses, Liabilities, Taxes, claims, obligations, judgments, fines, settlement payments, costs of collection, awards or damages of any kind suffered or incurred by a Person (together with all reasonably incurred costs and expenses, costs of investigation, defense and appeal and in each case including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a first-party or third-party claim.

“Misallocated Buyer Asset” has the meaning set forth in Section 5.5(a).

“Misallocated Seller Asset” has the meaning set forth in Section 5.5(b).

“Mitigating Payments” has the meaning set forth in Section 5.2(c).

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“Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement” means that certain Mutual Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of August 23, 2024, by and among Atlas Receiptco Holdings LLC, Atlas Receiptco Holdings (International) LP, a Delaware limited partnership, Seller, New Receiptco Opco LLC, Atlas FRM LLC (dba Atlas Holdings LLC), as Delaware limited liability company, Labels Buyer and Wynnchurch Capital, L.P., a copy of which is attached hereto as Exhibit G, pursuant to which the parties thereto agreed to abide by certain mutual restrictive covenants as set forth therein.

“Notice of Disagreement” has the meaning set forth in Section 2.7(e).

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award or order on consent or consent or settlement agreement made, issued or entered by or with any Government Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with recent past custom and practice (including as to magnitude, frequency and effort).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws (or any comparable organizational documents in the applicable jurisdiction of formation), (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (c) with respect to any Person that is a limited liability company, its articles of organization or certificate of formation, and regulations, limited liability company or operating agreement (or any comparable organizational documents in the applicable jurisdiction of formation), (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document, and (e) with respect to any other Person, its comparable organizational documents.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, concessions (concesiones), registrations (other than any vehicle registrations held by a Person in the Ordinary Course of Business), licenses, franchises, approvals, authorizations, titles (titulos), exemptions, waivers and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means each of the following:

(a) landlord’s, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business not yet delinquent, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Seller’s books;

(b) liens for Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Group Companies’ books;

(c) pledges and deposits made in the Ordinary Course of Business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws;

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(d) purchase money liens and liens securing rentals under finance leases with third parties entered into in the Ordinary Course of Business; and

(e) Encumbrances created by Buyer or its successors and permitted assigns.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust, an unlimited liability company or other entity or organization.

“POS Buyer” has the meaning set forth in the recitals.

“POS Final Statement” means the “Final Statement” as defined in the POS Purchase Agreement.

“POS Purchase Agreement” has the meaning set forth in the recitals.

“POS Seller” has the meaning set forth in the recitals.

“POS Transaction” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means all taxable periods (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” has the meaning set forth in Section 6.2(b).

“Proposed Tax Allocation” has the meaning set forth in Section 6.1.

“Purchase Price” means the greater of (x) $1 and (y) an amount equal to Base Price, minus (a) the Assumed Indebtedness, minus (b) the Assumed Transaction Expenses, plus (c) the Acquired Cash, plus (d) the Working Capital Adjustment Amount, in each case prepared as of the Adjustment Time in accordance with the Accounting Principles and as finalized in accordance with this Agreement.

“QST” means the Quebec sales tax levied under Title I of the QSTA.

“QSTA” means the Act respecting the Quebec sales tax and the regulations promulgated thereunder.

“Receipts Reorganization” has the meaning set forth in the POS Purchase Agreement.

“Representatives” means, with respect to any Person, its direct or indirect managers, directors, partners, members, stockholders, equityholders, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Restricted Assets” has the meaning set forth in Section 5.1(a).

“Restricted Cash” means all cash and cash equivalents to the extent subject to any legal or contractual restriction on the ability to freely transfer or use such cash or cash equivalents, as determined in accordance with the Accounting Principles.

“Restricted Contracts” has the meaning set forth in Section 5.1(a).

“Sales Tax” has the meaning set forth in Section 6.4(b).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the disclosure schedules, as of the date hereof, delivered to Buyer by Seller prior to or simultaneously with the execution and delivery of this Agreement by Buyer.

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Target Working Capital” means $0.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, occupation, premium, sales, harmonized sales, digital sales, transfer, goods and sales tax, registration, utility, escheat, abandoned property, value added, goods and services, use, duty, tariff, license, excise, franchise, employment, withholding, payroll, social security, social contribution, unemployment, compensation, disability, government pension plan, hospital, health, alternative or add-on minimum, ad valorem, stamp, estimate, or environmental, or any other taxes imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which may or are required to be filed or supplied by Law with respect to Taxes.

“Third Party Claim” has the meaning set forth in Section 5.2(b).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements and the Bill of Sale.

“Transfer” means any sale, assignment, conveyance or other transfer with respect to assets or contracts, and any assignment, assumption or other transfer with respect to liabilities.

“Transfer Taxes” means all real and personal property transfer, documentary, registration, stamp duty and any similar Taxes imposed on the Transfer of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

“Working Capital” means an amount equal to (a) the Current Assets, minus (b) the Current Liabilities, in each case, calculated as of the Adjustment Time in accordance with the Accounting Principles.

“Working Capital Adjustment Amount” means (a) if the Working Capital is greater than the Target Working Capital, then the amount by which the Working Capital exceeds the Target Working Capital which amount shall be expressed as a positive number, (b) if the Working Capital is less than the Target Working Capital then the amount by which the Target Working Capital exceeds the Working Capital, which amount shall be expressed as a negative number, or (c) if the Working Capital is equal to the Estimated Working Capital, then an amount equal to zero dollars ($0).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is not a Business Day, the period in question shall end on the next Business Day.

1.4 Other Interpretative Provisions. Unless the context requires otherwise:

(a) all references to Sections, Articles, Appendices, Exhibits or Schedules (including the Seller Disclosure Schedules) are to be Sections, Articles, Appendices, Exhibits or Schedules (including the Seller Disclosure Schedules) of or to this Agreement, which are incorporated and made a part of this Agreement as if set forth in full in this Agreement and are an integral part of this Agreement, and capitalized terms used but not otherwise defined in an Appendix, Exhibit or Schedule (including the Seller Disclosure Schedules) have the meanings set forth in this Agreement;

(b) each term defined in this Agreement has the meaning assigned to it;

(c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP as in effect on the date hereof (unless another date is specified herein or in the Accounting Principles);

(d) any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms;

(e) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;

(f) the terms “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it;

(g) all references to “$” or dollar amounts will be to lawful currency of the United States;

(h) the headings in this Agreement are for convenience of reference only and do not affect the meaning or interpretation of this Agreement;

(i) the terms “United States” and “U.S.” means the United States of America and its territories and possessions;

(j) any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days;

(k) unless the context shall otherwise require, any references to any contract (including this Agreement) or Law shall be deemed to be references to such contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(l) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to;

(m) each representation, warranty and covenant contained in this Agreement shall have independent significance;

(n) if any term or condition of this Agreement is found to be ambiguous, the ambiguity will not be construed in favor of or against any particular Party, and the ambiguous language will be in all cases construed as a whole according to its fair meaning; and

(o) no provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Article II
Purchase and Sale of Acquired Assets

2.1 Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby Transfers to Buyer, and Buyer hereby purchases and accepts from Seller, all rights, title and interests of Seller in and to all of the assets of Seller, other than the Excluded Assets (collectively, the “Acquired Assets”), in each case free and clear of all Encumbrances, other than Permitted Encumbrances, including, but not limited to the following:

(a) all Acquired A/R;

(b) all Acquired Bank Accounts;

(c) all Acquired Cash;

(d) all Acquired Contracts;

(e) all Acquired Inventory;

(f) all Acquired Books and Records;

(g) all Acquired Permits;

(h) all of Seller’s goodwill as a going concern;

(i) all furniture, equipment, machinery, tools, dies, molds, production supplies and other supplies and all other tangible personal property, (other than inventory) owned by Seller, if any (the “Acquired Tangible Personal Property”);

(j) any and all occurrence based insurance policies in the name of Seller, along with all benefits and proceeds thereunder, other than the Excluded Insurance Policies;

(k) all insurance proceeds received after the date hereof with respect to damage, non-conformance of, or loss to an Acquired Asset or with respect to an Acquired Asset or an Assumed Liability, and to the extent transferable, all rights to assert claims with respect to any insurance policies maintained by Seller to the extent related to an Acquired Asset or an Assumed Liability;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(l) to the extent transferable, any and all claims, causes of action, defenses, rights of counterclaims and settlement agreements (other than any rights thereunder to receive cash and other monetary payments) currently available to or being pursued by Seller to the extent related to the Acquired Assets (the “Acquired Claims”);

(m) to the extent transferable, any and all rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Acquired Assets; and

(n) any and all other assets included in the calculation of Working Capital.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets, properties, rights and claims of Seller (collectively, the “Excluded Assets”) shall not be Transferred to Buyer pursuant to this Agreement, shall be excluded from the Acquired Assets and shall be retained by Seller, as applicable:

(a) any and all Excluded A/R;

(b) any and all Excluded Cash;

(c) the Excluded Bank Account;

(d) any and all files, documents, books and records of Seller exclusively related to the Excluded Assets and Excluded Liabilities (the “Excluded Books and Records”);

(e) any and all Tax refunds or credits in lieu of Tax refunds relating to Taxes of Seller or, without duplication, Excluded Taxes, or that are attributable to any Pre-Closing Tax Period (which refunds or credits in lieu of refunds, for the avoidance of doubt, shall be subject to Section 6.3) other than Tax Refunds or credits in lieu of refunds attributable to Assumed Taxes;

(f) any and all insurance policies purchased by Seller or an Affiliate of Seller in respect of the Excluded Taxes, and the benefits and proceeds thereunder (the “Excluded Insurance Policies”);

(g) any Benefit Plan, and any assets under any Benefit Plan (including any and all trust agreements or any other funding and administrative Contracts); and

(h) any and all Excluded Contracts;

(i) any and all rights, claims, causes of action, defenses, rights of counterclaims, or settlement agreements of any kind available to or being pursued by Seller related to the Excluded Taxes.

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby assumes and hereby agrees to pay, satisfy, discharge and perform all of the Liabilities of Seller to the extent related to or arising out of the Acquired Assets or the Canada Business, whether accruing or arising prior to, on or after the Closing, other than Liabilities identified as Excluded Liabilities (the “Assumed Liabilities”), including the following:

(a) any and all Liabilities to the extent arising out of or relating to the Acquired A/R, the Acquired Contracts, the Acquired Inventory, the Acquired Permits, the Acquired Tangible Personal Property, and the Acquired Claims;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(b) any and all Assumed Indebtedness;

(c) any and all Assumed Transaction Expenses;

(d) any and all Assumed A/P;

(e) any and all Transfer Taxes;

(f) any and all Liabilities related to the sale of products by Seller to any customer;

(g) any and all Assumed Taxes;

(h) intentionally omitted;

(i) any and all out-of-pocket fees, costs and expenses incurred to obtain any Approvals; and

(j) any and all Liabilities relating to or arising from any Misallocated Buyer Asset;

2.4 Excluded Liabilities. Except as otherwise expressly set forth in the Transaction Documents, Buyer shall not assume or in any way become liable for or responsible to pay, perform or discharge the following Liabilities of Seller (collectively, the “Excluded Liabilities”), and Seller shall be responsible for all such Liabilities:

(a) any and all Excluded Indebtedness;

(b) any and all Excluded A/P;

(c) any and all Excluded Taxes (not already covered by Excluded Indebtedness);

(d) any and all Liabilities relating to or arising out of the Excluded Assets;

(e) any and all Liabilities relating to or arising from any Misallocated Seller Asset;

(f) any and all Liabilities relating to any Benefit Plan;

(g) any and all Liabilities relating to current and former employees or other service providers; and

(h) any and all Liabilities for which the Seller expressly has responsibility pursuant to this Agreement, the other Transaction Documents or any other instrument or document executed and delivered pursuant to the terms of this Agreement or any other Transaction Document.

2.5 Consideration. As consideration for the transactions contemplated herein Buyer will pay to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller, an amount equal to the Estimated Purchase Price, subject to adjustment in accordance with Section 2.6 and Section 2.7. The Parties agree and acknowledge that to the extent any Assumed Liabilities are not taken into account in the calculation of the Purchase Price, then such Assumed Liabilities are inextricably linked with the ownership of the Acquired Assets and that, while having been taken into account in determining the Purchase Price, cannot be separated from the ownership rights in the Acquired Assets and such Liabilities are not capable of quantification at Closing.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

2.6 Estimated Purchase Price.

(a) At least two (2) Business Days prior to the Closing Date, Seller prepared and delivered to Buyer (i) a statement, prepared in accordance with the Accounting Principles (the “Estimated Statement”), calculating and setting forth in reasonable detail Seller’s good faith estimate of (A) the Assumed Indebtedness (the “Estimated Assumed Indebtedness”), (B) the Working Capital (the “Estimated Working Capital”), (C) the Acquired Cash (the “Estimated Acquired Cash”), (D) the Assumed Transaction Expenses (the “Estimated Assumed Transaction Expenses”), (E) the Estimated Working Capital Adjustment Amount and (F) the Estimated Purchase Price and (ii) Seller’s wire instructions.

(b) At the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, in accordance with wire instructions provided to Buyer, the Estimated Purchase Price.

2.7 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement, prepared in accordance with the Accounting Principles (the “Closing Statement”) calculating and setting forth in reasonable detail Buyer’s calculation of (i) the Assumed Indebtedness (the “Closing Assumed Indebtedness”), (ii) the Working Capital (the “Closing Working Capital”), the Acquired Cash (the “Closing Acquired Cash”), (iii) the Assumed Transaction Expenses (the “Closing Assumed Transaction Expenses”), (iv) the Closing Working Capital Adjustment Amount and (v) the Closing Purchase Price.

(b) If Buyer has not delivered the Closing Statement to Seller within ninety (90) days after the Closing Date, then Seller may, in its sole discretion, within sixty (60) days after the expiration of such ninety (90) day period, prepare and deliver, or cause to be prepared and delivered, the Closing Statement to Buyer, in which case, the procedures set forth in Section 2.7(c) through Section 2.7(j) will apply to the Closing Statement to be delivered from Seller to Buyer mutatis mutandis, provided, that if Buyer delivers the Closing Statement before Seller delivers its own Closing Statement pursuant to this Section 2.7(b), then Buyer’s Closing Statement shall control and Seller shall not be permitted to deliver a Closing Statement.

(c) After receipt of the Closing Statement by Seller, Seller shall have forty-five (45) days to review the Closing Statement (the “Adjustment Review Period”). To the extent reasonably requested by Seller in writing, during the Adjustment Review Period, (i) Buyer shall promptly permit Seller and its Representatives to review Buyer’s working papers and working papers of Buyer’s independent accountants, in each case, reasonably relating to the preparation of the Closing Statement and the calculations related thereto, as well as all of the financial books, ledgers and records reasonably related thereto (the “Financial Records”), and (ii) Buyer shall promptly make reasonably available to Seller and its Representatives the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement.

(d) Buyer shall, following the Closing and through the date that the Final Statement becomes final in accordance with the second to last sentence of Section 2.7(h), take all actions reasonably necessary or desirable to maintain and preserve the Financial Records on which the Closing Statement is based or on which the Final Statement is to be based, so as not to impede or delay the determination of the amounts set forth in the Closing Statement or the preparation of the Notice of Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(e) In the event that Seller concludes that the Closing Statement or any amount set forth therein has not been prepared on the basis required by this Agreement, Seller shall submit a written notice to Buyer on or prior to the expiration of the Adjustment Review Period (the “Notice of Disagreement”), which shall set forth in reasonable detail each line item with which Seller disagrees, the basis of Seller’s disagreement, the amounts involved and the proposed determination of any disputed amounts for each such line item. Each line item of the Closing Statement which is not disputed in the Notice of Disagreement in accordance with the immediately preceding sentence shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.7(h). If no Notice of Disagreement is received by Buyer on or prior to the expiration date of the Adjustment Review Period, then the Closing Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.7(h).

(f) During the thirty (30) days immediately following the delivery to Buyer of the Notice of Disagreement, or such longer period as may be mutually agreed to in writing by both Parties (the “Consultation Period”), (i) each Party shall promptly permit the other Party and its Representatives to review the first Party’s working papers and working papers of the first Party’s independent accountants, in each case, reasonably relating to the preparation of the Closing Statement and the Notice of Disagreement and the calculations related thereto, as well as all of the financial books, ledgers and records reasonably related thereto, (ii) each Party shall promptly make reasonably available to the other Party and its Representatives the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement and the Notice of Disagreement, and (ii) Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. Any resolution by Seller and Buyer as to disputed amounts during the Consultation Period shall become final and binding upon Seller and Buyer in accordance with the second to last sentence of Section 2.7(h). Notwithstanding anything to the contrary contained herein, in the event that Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, the access rights described in clauses (i) and (ii) of this Section 2.7(f) shall continue through the date that the Final Statement becomes final in accordance with the last sentence of Section 2.7(h).

(g) If, at the end of the Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then either Seller or Buyer may provide written notice to the other that it elects to submit the matters that remain in dispute to BDO (the “Independent Accountant”). In the event that BDO refuses, is not independent, or is otherwise unable to act as the Independent Accountant, Seller and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreeable to Seller and Buyer, in which event “Independent Accountant” shall mean such firm. No more than thirty (30) days following the appointment of the Independent Accountant both Seller and Buyer shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Closing Statement marked to indicate those line items that are in dispute). Seller and Buyer shall jointly instruct the Independent Accountant, to make a final determination within thirty (30) days after Seller’s and Buyer’s submission of their written statements to the Independent Accountant. The Independent Accountant (x) shall act as an expert and not an arbitrator to determine, based solely on the written statements submitted by Buyer and Seller and the terms of this Agreement (including the Accounting Principles), and (y) shall have no ex parte communications with either Seller or Buyer relating to those matters in dispute, other than the initial written submission by Seller and Buyer of their respective positions on the matters in dispute and written answers by Seller and Buyer to written questions from the Independent Accountant; provided, however, that the Independent Accountant shall not assign a value to any item in dispute greater than the greatest value for such item, or lower than

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

the lowest value of such item, claimed in the Closing Statement or a Notice of Disagreement. For the avoidance of doubt, the Independent Accountant (i) shall not review any line items or make any determination with respect to any matter other than those line items in the Notice of Disagreement that remain in dispute, (ii) shall not be privy to any settlement offers or discussions between Buyer and Seller, and (iii) may consider each line item that is disputed in the Notice of Disagreement separately. Notwithstanding the foregoing, the Parties agree and acknowledge that to the extent POS Seller and POS Buyer have been unable to resolve all disagreements regarding calculation of the “Final Purchase Price” (as defined in the POS Purchase Agreement) as set forth in Section 2.3 of the POS Purchase Agreement and either the POS Seller or POS Buyer has elected to submit such unresolved matters to the Independent Accountant, then any remaining disagreements hereunder for which either Buyer or Seller desires to send to the Independent Accountant will be submitted to the Independent Accountant as one single submission and such combined submission (a “Combined Submission”) will be governed by the terms of Section 2.3(g) and Section 2.3(h) of the POS Purchase Agreement.

(h) The statement setting forth the Assumed Indebtedness, the Working Capital, the Assumed Transaction Expenses, and the Acquired Cash, together with the corresponding Final Purchase Price and Final Purchase Price Adjustment, that is final and binding (absent manifest error) on Seller and Buyer, as determined either through agreement of Seller and Buyer or pursuant to Section 2.7(e) or Section 2.7(f), or through the determination of the Independent Accountant pursuant to Section 2.7(g), is referred to herein as the “Final Statement”. The determination of the Assumed Indebtedness set forth in the Final Statement is referred to as the “Final Assumed Indebtedness”, the determination of the Working Capital set forth in the Final Statement is referred to as the “Final Working Capital”, the determination of the Assumed Transaction Expenses set forth in the Final Statement is referred to as the “Final Assumed Transaction Expenses”, and the determination of the Acquired Cash set forth in the Final Statement is referred to as the “Final Acquired Cash.” For the avoidance of doubt, in the event of a Combined Submission, the Independent Accountant’s Final Statement shall make explicit determinations of the Final Assumed Indebtedness, the Final Working Capital, the Final Assumed Transaction Expenses, and the Final Acquired Cash, together with the corresponding Final Purchase Price and Final Purchase Price Adjustment, as defined by this Agreement.

(i) Except in the case of a Combined Submission, in which case, all fees and expenses will be borne by the POS Seller and the POS Buyer in accordance with Section 2.3(h) of the POS Purchase Agreement, the fees, expenses and costs of the Independent Accountant incurred by the Parties in connection with the Independent Accountant’s review shall be (i) borne by Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accountant pursuant to Section 2.7(g) that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accountant pursuant to Section 2.7(g), and (ii) borne by Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accountant pursuant to Section 2.7(g) that are unsuccessfully disputed by Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all disputed items submitted to the Independent Accountant pursuant to Section 2.7(g). The total amounts of the disputed items shall be calculated on an absolute value basis for purposes of determining the fees. For example, if the Buyer claims the amount in objection is $1,000,000 and the Seller claims the amount is $0 and the Independent Accountant determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant. During the review by the Independent Accountant, Seller and Buyer shall each make available during normal business hours, or cause their respective Representatives to make available, to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.7(g); provided, however, that the independent accountants of Seller and Buyer shall not be obligated to make any working papers

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(j) Upon the determination of the Final Working Capital, the Final Purchase Price and the Final Purchase Price Adjustment shall be calculated. If the Final Purchase Price Adjustment is a positive amount, then (unless the POS Final Statement has not been determined, in which case no amounts shall be releasable or payable under this Section 2.7 until the POS Final Statement has been determined) (i) within three (3) Business Days after the Final Statement becomes final in accordance with the terms of this Section 2.7, Buyer shall pay the Final Purchase Price Adjustment, in cash to Seller by wire transfer of immediately available funds and (ii) Seller and Buyer shall each direct the POS Seller and POS Buyer to, within three (3) Business Days after the Final Statement becomes final, jointly instruct the Escrow Agent to release and pay to POS Seller on behalf of, and for further distribution to, the Seller the remaining amount of the Adjustment Escrow Funds from the Adjustment Escrow Account. If the Final Purchase Price Adjustment is a negative amount (such amount, the “Deficit Amount”), then Seller and Buyer shall each direct the POS Seller and POS Buyer to, within three (3) Business Days after the Final Statement becomes final (unless the POS Final Statement has not been determined, in which case no amounts shall be releasable or payable under this Section 2.7 until the POS Final Statement has been determined), jointly instruct the Escrow Agent to (y) release from the remaining Adjustment Escrow Funds in the Adjustment Escrow Account and pay to POS Buyer for further distribution to the Buyer, in accordance with the terms of the Escrow Agreement, an amount equal to the Deficit Amount, and (z) release and pay to POS Seller on behalf of and for further distribution to, the Seller, any remaining Adjustment Escrow Funds in the Adjustment Escrow Account. In the event the Deficit Amount exceeds the remaining Adjustment Escrow Funds in the Adjustment Escrow Account, such excess shall be paid by Seller to Buyer by wire transfer of immediately available funds within three (3) Business Days after the Final Statement becomes final. For the avoidance of doubt, the payment of any Final Purchase Price Adjustment pursuant to this Section 2.7 shall be made simultaneously with the payment of any Final Purchase Price Adjustment (as defined under the POS Purchase Agreement). Any such payment shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.

2.8 Closing. The Closing shall take place at the offices of King & Spalding LLP, 1100 Louisiana, Suite 4100, Houston, TX 77002 if agreed by the Parties (but otherwise remotely through the electronic exchange of documents and signatures), concurrently with the execution and delivery of this Agreement, or such other date and time as the Parties may agree. The Closing shall be effective for all purposes at 12:01 a.m., Eastern Time, on the Closing Date.

2.9 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered:

(a) the Estimated Purchase Price;

(b) to Seller, each of the Assignment and Assumption Agreements, duly executed by Buyer;

(c) to Seller, (i) a copy of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) good standing certificates (or equivalent certificates) for Buyer from the Government Entity of the jurisdiction under the Laws in which Buyer is organized, dated not more than thirty (30) days prior to the Closing Date.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

2.10 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered:

(a) to Buyer, each of the Assignment and Assumption Agreements, duly executed by Seller;

(b) to Buyer, the Bill of Sale, duly executed by Seller;

(c) to Buyer, Acquired Books and Records;

(d) to Buyer, true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(e) to Buyer, a true and complete copy of a valid certificate of good standing of Seller from the Government Entity of the jurisdiction under the Laws in which Seller is organized, dated no more than thirty (30) days prior to the Closing Date.

2.11 Withholding. Notwithstanding anything herein to the contrary, Buyer and each of its Affiliates or designees shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code or applicable Law. If a party to this Agreement determines that an amount is required to be deducted or withheld, except with respect to any withholding obligation attributable to (x) payments in the nature of compensation, or (y) any backup withholding requirements, such Person shall use commercially reasonable efforts to: (i) provide written notice to the other party or parties, as applicable, with respect to payment of the Estimated Purchase Price, prior to the execution of this Agreement, and with respect to any other payment, at least five (5) Business Days before the payment relevant to such deduction or withholding, (ii) cooperate in good faith with the other party or parties, as applicable, at such other party’s sole cost and expense, to reduce or eliminate the deduction or withholding of such amount, and (iii) provide the other party or parties, as applicable, a reasonable opportunity to provide forms or documentation that would reduce the applicable amount of, or exempt such amounts from, withholding. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

Article III
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Qualification. Seller has been duly organized, is validly existing and is in good standing under the Laws of British Columbia, Canada and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Seller is duly qualified to do business in and is in good standing in all other jurisdictions in which its ownership or property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to be material and adverse to the business of the Seller.

3.2 Corporate Authorization. Seller has all requisite legal right, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the performance of Seller’s obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Seller. This Agreement and the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

3.3 Non-Contravention. Except as set forth on Section 3.3 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the Transactions do not and will not (with or without notice or the passage of time or both) constitute or result in (a) a violation of the Organizational Documents of Seller, (b) a breach or violation of, a termination of, a right of termination, cancellation, amendment, or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Seller pursuant to, any “Material Contract” (as defined in the POS Purchase Agreement) to which Seller is a party, or (c) a breach or violation of, or a default under, any Law to which Seller is subject.

3.4 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is or will be (with or without notice or the passage of time or both) required to be obtained by Seller from, or to be given by Seller to, or to be made by Seller with, any Government Entity or any other Person in connection with the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party.

3.5 Canadian Registrations. Seller is duly registered for:

(a) GST/HST purposes under Part IX of the ETA and its registration number is 794414292RT0001;

(b) QST purposes under Title I of the QSTA and its registration number is 1223758297TQ0001;

(c) provincial sales tax purposes under the Provincial Sales Tax Act (British Columbia) and its registration number is PST-1059-7117;

(d) provincial sales tax purposes under the Provincial Sales Tax Act (Saskatchewan) and its registration number is 2640993.

(e) retail sales tax purposes under the Retail Sales Tax Act (Manitoba) and its registration number is 794414292MT0001.

3.6 Residency. Seller is not a non-resident of Canada for purposes of the Canada Act.

Article IV
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Qualification. Buyer has been duly organized, is validly existing and is in good standing under the Laws of Canada and has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to own and operate its properties and assets and to carry on its business as presently conducted.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

4.2 Corporate Authorization. Buyer has all requisite corporate, limited liability company, limited partnership or other entity power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized and approved by all necessary action of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the Transaction Documents by each other Person that is a party thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is or will be (with or without notice or the passage of time or both) required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or be made by Buyer or any of its Affiliates with, any Government Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which each is a party.

4.4 Non-Contravention. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of its obligations pursuant to the Transaction Documents and the consummation of the transactions contemplated thereby do not (with or without notice or the passage of time or bother) constitute or result in (a) a violation of the Organizational Documents of Buyer, (b) a breach or violation of, a termination of, a right of termination, cancellation or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Buyer pursuant to, any contract to which Buyer is a party, or (c) a breach or violation of, or a default under, any Law to which Buyer or its Affiliates are subject.

Article V
COVENANTS AND Agreements

5.1 Non-Assignment and Alternative Arrangements.

(a) Notwithstanding anything in this Agreement to the contrary, (i) this Agreement shall not constitute an agreement to Transfer any Acquired Asset or any claim, right or benefit arising under or resulting from such Acquired Asset if and for so long as an attempted Transfer thereof, without the consent or approval of a third party or a Government Entity (collectively, “Approvals”), would constitute a breach or other contravention of the rights of such third party or a violation or contravention of a Law or Order, as applicable, or would be ineffective with respect to any party to an agreement concerning such Acquired Asset, and (ii) unless and until any such Approval with respect to any such Acquired Assets other than Acquired Contracts (a “Restricted Asset”) or such Acquired Contracts (a “Restricted Contract”), as applicable, is obtained, such Restricted Asset or Restricted Contract shall not constitute an Acquired Asset, and any Liability with respect to such Restricted Asset or Restricted Contract shall not constitute an Assumed Liability for any purpose under this Agreement until such time as any required Approval shall have been obtained.

(b) With respect to Restricted Contracts, if requested by Buyer, Seller shall send notice of such Transfer to the relevant counterparty referencing the contract name and providing contact information for questions; provided that Seller shall provide Buyer with the reasonable opportunity to review and comment on such notice at least five (5) Business Days prior to sending such notice to any such counterparty. If the counterparty does not respond to such notice within thirty (30) days and continues to perform the relevant contract in all material respects, to the extent that Buyer requests further action by seller, such action shall be at Buyer’s sole cost and expense.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(c) Without limiting anything set forth in Section 5.1(b), until any such Approval is obtained, the Parties hereby agree to cooperate and use commercially reasonable efforts to implement any arrangement reasonably acceptable to the Parties that is intended to both (x) permit Buyer to enjoy the rights and benefits of the applicable Restricted Asset or Restricted Contract and (y) cause Buyer to perform the obligations and bear the costs and burdens of Seller thereunder (but only to the extent they would otherwise constitute Assumed Liabilities), as a subcontractor, supplier or otherwise (for no additional consideration) (such arrangements, the “Alternative Arrangements”), until the earliest of (i) such time as such Approval shall have been obtained, (ii) such date as is three (3) months after the Closing Date, and (iii) in the case of a Restricted Contract, the earlier of such time as such contract shall have lapsed, expired or not have been renewed in accordance with its terms or the execution of a replacement contract by Buyer or its Affiliate. Buyer agrees to diligently perform and discharge the obligations and bear the costs and burdens of Seller (but only to the extent they would otherwise constitute Assumed Liabilities) in connection with the Alternative Arrangements, directly or indirectly, as applicable, through Seller, and to the extent that Approvals to Transfer with respect to a particular Restricted Asset or Restricted Contract are obtained, the Parties agree that such obligations, costs and burdens will no longer be considered to be part of the Alternative Arrangements at such time, but instead will constitute Assumed Liabilities for all purposes of this Agreement.

5.2 Assumed Liabilities and Excluded Liabilities.

(a) From and after the Closing Date, or the date of Transfer in respect of any Restricted Asset or Restricted Contract, Buyer shall pay, perform and discharge all the Assumed Liabilities on a timely basis and in accordance with their terms, and Buyer agrees that Seller shall have no liability for any failure of Buyer to pay, perform and discharge such Assumed Liabilities in the manner provided by this Section 5.2, and Buyer shall indemnify and hold harmless Seller and its Affiliates (and their respective Representatives) from and against any and all Losses incurred or sustained by, or imposed upon, any of them as a result of, arising out of or relating any Assumed Liabilities. From and after the Closing Date, Seller shall pay, perform and discharge all the Excluded Liabilities on a timely basis and in accordance with their terms, and Seller agrees that Buyer shall have no liability for any failure of Seller to pay, perform and discharge such Excluded Liabilities in the manner provided by this Section 5.2, and Seller shall indemnify and hold harmless Buyer and its Affiliates (and their respective Representatives) from and against any and all Losses incurred or sustained by, or imposed upon, any of them as a result of, arising out of or relating any Excluded Liabilities.

(b) If any Person which is not an Indemnitee shall notify an indemnitee under this Section 5.2 (an “Indemnitee”) of any matter which may give rise to a claim for indemnification against Buyer or Seller, as applicable (Buyer or Seller, as applicable, in such context, the “Indemnifying Party”) under this Section 5.2 (a “Third Party Claim”), then such Indemnitee shall reasonably promptly and, in any event, within twenty (20) Business Days after receiving notice of such matter, deliver written notice of such Third Party Claim (describing such Third Party Claim with reasonable specificity) to the Indemnifying Party (provided that the failure or delay to so notify such Indemnifying Party shall not relieve any Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is actually prejudiced by such failure or delay). Thereafter, such Indemnitee shall deliver or cause to be delivered to such Indemnifying Party, promptly and, in any event, within ten (10) Business Days after such Indemnitee’s receipt thereof, copies of all notices and documents received by such Indemnitee relating to the Third Party Claim. The Indemnifying Party shall have the right (but not the obligation) to assume and thereafter conduct and control the defense of any Third Party Claim (with counsel of such Indemnifying Party’s choice) by providing written notice to the Indemnitee that Indemnifying Party is assuming control of the defense and shall indemnify the Indemnitee from and against all Liabilities the Indemnitee suffers, incurs or sustains, directly or indirectly, by reason of, arising out of or resulting from such Third Party Claim. For so long as such Indemnifying Party is conducting and controlling such defense, (i) each Indemnitee shall have the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense, and (ii) each Indemnitee shall use commercially reasonable efforts to cooperate with such Indemnifying Party in such defense and to make available to such Indemnifying Party and its Representatives all witnesses, pertinent records, materials and information in or under such Indemnitee’s possession or control relating thereto as may be reasonably requested by such Indemnifying Party’s Representative and as are reasonably necessary for the defense of such Third Party Claim. The Indemnifying Party shall be permitted to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim, provided that the prior written consent of the Indemnitee shall be required if such judgment or settlement imposes non-monetary, equitable or injunctive relief upon any Indemnitee or if such judgment or settlement (A) provides for any relief other than payment of monetary damages for which the Indemnifying Party is fully responsible or (B) does not expressly and unconditionally release the Indemnitee and its Affiliates and their respective Representatives from all liabilities and obligations with respect to such Third Party Claim. Prior to the Indemnifying Party’s assumption of the defense of a Third Party Claim (or in the event the Indemnifying Party elects not to assume the defense of such Third Party Claim), the Indemnitee may not settle any Third Party Claim for which the Indemnifying Party will bear any monetary liability without the prior written consent of the Indemnifying Party’s Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Each Indemnitee shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to recover any insurance payments and to seek indemnification and contribution payments and other recoveries available to it from third parties in respect of any matters for which indemnification has been or is being sought under this Section 5.2 (collectively, the “Mitigating Payments”), and all Mitigating Payments so recovered shall be deducted from the calculation of indemnifiable Losses (net of any reasonable, documented out-of-pocket expenses incurred in collecting such insurance, indemnification, and contribution payments and other recoveries and any premium or other cost increases resulting therefrom, and taking into account any retention or deductible thereunder); provided that nothing set forth in this Section 5.2 shall require any Indemnitee or any of its Affiliates to institute any proceeding to recover any Mitigating Payments (other than proceedings against insurance carriers). In the event that any Indemnitee or any of its Affiliates receives any Mitigating Payments subsequent to the receipt by (or payment to a third party for the benefit of) such Indemnitee of any indemnification payment hereunder in respect of such indemnifiable Losses, such Indemnitee shall reasonably promptly make appropriate refunds to the appropriate Indemnifying Party in an aggregate amount equal to the lesser of (A) the amount of the Mitigating Payments or other benefits received in respect of such indemnifiable Losses (net of any reasonable, documented out-of-pocket expenses incurred in collecting the Mitigating Payments or other benefits), and (B) the amount of such indemnification payments hereunder in respect of such indemnifiable Losses.

5.3 Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales or similar Laws of any jurisdiction in connection with the transactions contemplated by the Transaction Documents.

5.4 Further Assurances. The Parties shall from time to time do and perform such other and further acts and execute and deliver any and all further documents and instruments as may be required by law or reasonably requested by a Party to establish, maintain and protect the respective rights and obligations transferred under this Agreement and to carry out and effect the intents and purposes of this Agreement. At such times and as may be reasonably requested by either Party, the Parties shall execute a separate assignment and assumption agreement and/or memorandum of assignment and assumption to document the assignment and assumption of one or more Acquired Contracts. Such document shall merely memorialize the assignment and assumption of such Acquired Contracts pursuant to the terms of this Agreement, and all Acquired Contracts shall be deemed to have been assigned and assumed by the terms

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

of this Agreement. Buyer is solely responsible for and shall timely pay any costs and expenses arising out of actions taken by any Party pursuant to this Section 5.4. The foregoing covenant shall survive for a period of time commencing on the Closing Date and ending six (6) years thereafter.

5.5 Misallocated Assets and Misdirected Payments.

(a) Subject to any written agreement entered into between Buyer and Seller or any of their respective Affiliates, if the Parties determine that an asset that otherwise would have constituted an Acquired Asset, was retained by Seller or any of their respective Affiliates on the date hereof (any such asset, a “Misallocated Buyer Asset”), then Seller shall, or cause its applicable Affiliate to, (i) transfer such Misallocated Buyer Asset to (or as directed by) Buyer as soon as practicable (including by executing and delivering, or causing to be executed and delivered, all such documents and instruments requested by Buyer and taking, or causing to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to evidence and effectuate such transfer, at Buyer’s sole cost and expense) and (ii) pending such transfer, provide the full benefit of any such Misallocated Buyer Asset to Buyer. Until such time that Seller or its applicable Affiliate transfers such Misallocated Buyer Asset to Buyer in accordance with this Section 5.5(a) (at which time such asset will be a “Acquired Asset”), Seller, on behalf of itself and its current or future Affiliates, hereby grants to Buyer and its Affiliates (x) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable (including through multiple tiers) and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Misallocated Buyer Asset and (y) a covenant not to sue with respect to Buyer’s and its Affiliates’ use, practice and exploitation of any Intellectual Property Rights associated with such Misallocated Buyer Asset, in each case under clauses (x) and (y).

(b) Subject to any written agreement entered into between Buyer and Seller or any of their respective Affiliates after the date hereof, if the Parties determine that an asset that otherwise would have constituted an Excluded Asset was transferred to Buyer on the date hereof (any such asset, a “Misallocated Seller Asset”), then Buyer shall, or cause its applicable Affiliate to, (i) transfer such Misallocated Seller Asset to (or as directed by) Seller as soon as practicable (including by executing and delivering, or causing to be executed and delivered, all such documents and instruments requested by Seller and taking, or causing to be taken, all such further or other actions as Seller may reasonably deem necessary or desirable to evidence and effectuate such transfer) and (ii) pending such transfer, provide the full benefit of any such Misallocated Seller Asset to Seller. Until such time that Buyer or its applicable Affiliate transfers such asset to Seller in accordance with this Section 5.5(b), Buyer, on behalf of itself and its current or future Affiliates, hereby grants to Seller and its Affiliates (x) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable (including through multiple tiers) and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Misallocated Seller Asset and (y) a covenant not to sue with respect to Seller’s and its Affiliates’ use, practice and exploitation of any Intellectual Property Rights associated with such Misallocated Seller Asset, in each case under clauses (x) and (y).

(c) (i) If Buyer or any of its Affiliates receives any funds, mail, courier package, electronic mail, purchase order, invoice, service request or other document that is the property of Seller pursuant to the terms of this Agreement or any of the other Transaction Documents, and (ii) if Seller or any of its Affiliates receives any funds, mail, courier package, electronic mail, purchase order, invoice, service request or other document intended for or otherwise the property of Buyer or an Affiliate thereof pursuant to the terms of this Agreement or any of the other Transaction Documents, (in each case of clauses (i) and (ii), a “Misdirected Payment”), the receiving Party (or Affiliate who receives such funds or document) shall promptly notify and forward such Misdirected Payment to such other applicable Party.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

Article VI
Tax Matters

6.1 Purchase Price Allocation. Within sixty (60) days following the determination of the Final Purchase Price pursuant to Section 2.7, Buyer shall deliver to Seller a proposed allocation of the Final Purchase Price among the assets of Seller (the “Proposed Tax Allocation”). Seller shall have sixty (60) days following receipt of the Proposed Tax Allocation to propose any changes or indicate concurrence therewith, and Buyer shall consider any changes proposed by Seller in good faith. If Seller does not concur with the Proposed Tax Allocation, Seller and Buyer will negotiate in good faith and attempt to reach agreement on the allocation within forty-five (45) days among the assets. If Buyer and Seller reach agreement on such allocation (the “Agreed Allocation”) within such period, such Agreed Allocation shall be reflected in all applicable Tax Returns. Each Party shall promptly notify the other upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Agreed Allocation. Buyer and Seller also shall allocate and report any adjustments to the Final Purchase Price in accordance with the applicable Tax Laws, and any allocations made as a result of such adjustments shall become part of such Agreed Allocation. No Party shall take a position on any Tax Return or otherwise for Tax purposes that is contrary to the Agreed Allocation determined hereunder. If Buyer and Seller do not reach an Agreed Allocation, Buyer and Seller will each prepare its own allocation of the Final Purchase Price, as adjusted for the Final Purchase Price Adjustment, amongst the assets of Seller, to be used by such Party and its Affiliates, provided such allocation is reasonable and in accordance with the Code and the Canada Act.

6.2 Straddle Period.

(a) Intentionally omitted.

(b) For purposes of this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund or amount credited against any Tax) that is allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of real property, personal property, intangible property and similar ad valorem Taxes (“Property Taxes”), the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of all other Taxes, if any, computed based on an interim closing of the books as if the taxable year terminated on the day prior to the Closing Date.

(c) Intentionally omitted.

6.3 Refunds and Credits.

(a) Any refunds and credits in lieu of refunds with respect to Excluded Taxes (including any interest thereon), net of any Taxes arising from the receipt thereof and any reasonable costs incurred in obtaining such refunds or credits, shall be for the account of Seller. To the extent that Buyer receives refunds or credits in lieu of refunds that are for the benefit of Seller, Buyer shall promptly pay to Seller the amount of such refunds or credits within three (3) Business Days of receipt. At Seller’s request, Buyer shall file an amended Tax Return for a Pre-Closing Tax Period to the extent it would produce a refund or credit to which Seller is entitled. Seller agrees to repay to Buyer the amount paid to it pursuant to this Section 6.3 (plus any interest, penalties or other charges imposed by the relevant Government Entity) in the event that Buyer or its Affiliates is required to repay such refund to the applicable Government Entity.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(b) Any refunds and credits in lieu of refunds with respect to Assumed Taxes (including any interest thereon), net of any Taxes arising from the receipt thereof and any reasonable costs incurred in obtaining such refunds or credits, shall be for the account of Buyer. To the extent that Seller receives refunds or credits in lieu of refunds that are for the benefit of Buyer, Seller shall promptly pay to Buyer the amount of such refunds or credits within three (3) Business Days of receipt. At Seller’s request, Buyer shall file an amended Tax Return for a Pre-Closing Tax Period to the extent it would produce a refund or credit to which Seller is entitled. Buyer agrees to repay to Seller the amount paid to it pursuant to this Section 6.3 (plus any interest, penalties or other charges imposed by the relevant Government Entity) in the event that Seller or its Affiliates is required to repay such refund to the applicable Government Entity.

6.4 Transfer Taxes.

(a) All Transfer Taxes shall be borne by Buyer. Buyer shall file any Tax Return relating to such Transfer Taxes, and Seller shall promptly provide Buyer with any reasonably requested information. The Parties shall in good faith cooperate with each other to obtain exemptions from any Transfer Taxes.

(b) For greater certainty, all amounts payable by Buyer to Seller pursuant to this Agreement are exclusive of any goods and services tax and harmonized sales tax levied under Part IX of the Excise Tax Act (Canada), retail sales, provincial sales, use, consumption, personal property, customs, excise, stamp, transfer, or similar taxes, duties or charges, including any interest and penalties thereto (collectively, “Sales Taxes”) and all Sales Taxes are the responsibility and for the account of Buyer. If Seller is required by applicable Laws to collect any Sales Taxes from Buyer, Buyer shall pay such Sales Taxes to Seller concurrent with the payment of any amount payable pursuant to this Agreement, unless Buyer qualifies for an exemption from any such applicable Sales Taxes, in which case Buyer shall, in lieu of payment of applicable Sales Taxes to Seller, deliver to Seller such certificates, elections, or other documentation required by applicable Law and prepared to the satisfaction of the Seller, acting reasonably, to substantiate and effect the exemption claimed by Buyer and Seller shall remit all Sales Taxes to the relevant Government Entity in accordance with applicable Laws.

6.5 Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Acquired Assets and Assumed Liabilities as is reasonably necessary for determining any liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Government Entity and the prosecution or defense of any Tax Contest, claim, suit or other Action relating to any Tax. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 6.5 shall be borne by the Party requesting it.

6.6 Tax Elections.

(a) At the option of Seller or Buyer, Seller and Buyer shall, as soon as possible after the Closing, jointly execute one or more elections under section 22 of the Canada Act and any equivalent provision under any provincial or territorial Tax legislation in prescribed form and in the prescribed time with respect to the sale of the Acquired A/R. Each such election shall designate therein the portion of the purchase price allocated to the Acquired A/R as consideration paid by Buyer for the Acquired A/R. Seller and Buyer shall each file such elections (and any documentation necessary or desirable to give effect thereto) on a timely basis after the execution thereof (and, in any event, with their respective Tax returns for the taxation year in which Closing occurs).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

(b) At the option of Seller or Buyer, Seller and Buyer shall, as soon as possible after the Closing, make and file one or more joint elections to have the rules in subsection 20(24) of the Canada Act, and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply to the undertaking by Buyer of any future obligations of Seller as part of the Assumed Liabilities and to which paragraph 12(1)(a) of the Canada Act applies. Seller and Buyer shall each file such elections (and any documentation necessary or desirable to give effect thereto) on a timely basis after the execution thereof (and, in any event, with their respective Tax returns for the taxation year in which the Closing occurs). The Parties hereto acknowledge that Seller is transferring assets to Buyer which have a value equal to the elected amount in such election as consideration for the undertaking of such future obligations.

(c) The Parties acknowledge and agree that Buyer is acquiring the ownership, possession or use under this Agreement of all or substantially all of the property that can reasonably be regarded as being necessary for Buyer to be capable of carrying on the Canada Business as a business within the meaning of section 167 of the ETA and section 75 of the QSTA. Seller and Buyer shall jointly make the elections provided for under subsection 167(1.1) of the ETA and under section 75 of the QSTA so that no GST or QST will be payable in respect of the transactions contemplated by this Agreement. Seller and Buyer shall jointly complete the election forms (more particularly described as form GST-44 and QST form FP-2044-V) in respect of such elections and Buyer shall file the said election forms no later than the due date for Buyer’s GST and QST returns for the first reporting period in which GST or QST, as applicable, would, in the absence of such elections, become payable in connection with the transactions contemplated by this Agreement, which due date is December 31, 2024. Notwithstanding anything to the contrary in this Agreement, Buyer shall indemnify and hold Seller harmless in respect of any GST, QST penalties, interest or other amounts which may be assessed against Seller as a result of the Acquired Assets not being eligible for such elections or as a result of Buyer’s failure to file the elections within the prescribed time.

Article VII
INTENTIONALLY OMITTED

Article VIII
General Matters

8.1 No Survival. Except in the case of Fraud, none of the representations and warranties set forth in this Agreement shall survive the Closing and such representations and warranties shall terminate on and as of the Closing, and except in the case of Fraud, no claims may be brought with respect to such representations and warranties from or after the Closing. This provision shall not limit any covenant, agreement or obligations of the Parties which by its terms contemplates performance after the Closing, which such covenants, agreements and obligations will survive in accordance with their terms. Buyer acknowledges and agrees that, except in the case of Fraud, Buyer shall have no recourse in the event of any such inaccuracy or breach of the representations and warranties of Seller contained in this Agreement. For the avoidance of doubt the foregoing shall not any way limit any recovery available to Buyer under the R&W Policy (as defined in the POS Purchase Agreement).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date successfully sent by e-mail if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Seller and Buyer, respectively, at the following addresses or e-mail addresses (or at such other address or e‑mail address for Seller and Buyer as shall be specified for such purpose in a notice given in accordance with this Section 8.2):

If to Buyer:

Domtar Paper Company, LLC

100 Kingsley Park Drive

Fort Mill, SC 29715

Email: nancy.klembus@domtar.com

Attn: Nancy Klembus

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, GA 30308

Email: brinkley.dickerson@troutman.com

brett.hubler@troutman.com

Attn: Brinkley Dickerson Jr.

Brett A. Hubler

If to Seller:

Atlas Receiptco Holdings LLC

c/o New Receiptco Opco LLC

100 Northfield St.

Greenwich, CT 06830

Email: msher@atlasholdingsllc.com

Attn: Michael Sher

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana, Suite 4100

Houston, TX 77002

Email: jpeters@kslaw.com

kblaszak@kslaw.com

Attn: Jason Peters

Katie Blaszak

8.3 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer, in the case of a breach by Seller, and Seller, in the case of a breach by Buyer, shall be entitled to seek equitable relief, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement.

8.4 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors, legal Representatives and permitted assigns. Neither Buyer nor Seller may assign any of their respective rights or delegate any of their respective obligations under this Agreement, without the prior written consent of the others, except (a) assignment by Buyer to its Affiliates, (b) as collateral security, to any lender to Buyer, and Seller agrees to execute and deliver to such lender an acknowledgment of such collateral assignment in form and substance reasonably satisfactory to such lender and Seller, or (c) in connection with a sale of a line of business or a significant portion of the assets of Buyer, a sale of Buyer or a sale of all or substantially all of the assets of Buyer, and any attempted or purported assignment in violation of this Section 8.4 shall be null and void ab initio; provided, however, that Buyer will remain responsible for each of its obligations hereunder. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.5 Costs. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.6 Announcements. Neither Seller nor Buyer (nor their Affiliates) shall issue or make any reports, statements or releases to the public regarding the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If a Party is unable to obtain the approval of its public report, statement or release from the other Party, as applicable, and such report, statement or release is, as determined by legal counsel to such Party, required by Law or applicable securities exchange in order to discharge such Party’s disclosure obligations, then such Party may make or issue such required report, statement or release and promptly furnish the other Parties with a copy thereof. Notwithstanding the foregoing, nothing herein shall restrict any Affiliates of Buyer or Seller or any private equity fund or other investment vehicle founded by principals of or managed by Affiliates of Buyer or Seller from disclosing the transactions contemplated by this Agreement and key financial information relating thereto on a confidential basis to (a) existing and prospective general and limited partners, equity holders, members, managers, and investors and lenders, (b) auditors, managers, directors, officers, employees, professional consultants, advisors attorneys or other Representatives of such Persons in connection with (i) compliance with financial or Tax reporting obligations, or (ii) the exercise of any remedies hereunder or under any other contract entered into in connection with this Agreement or any Action relating to the enforcement of its rights hereunder or thereunder, or (c) any regulatory authority having jurisdiction over such Persons. Notwithstanding the foregoing, no such consent shall be required under this Section 8.6 to the extent disclosure may be required by applicable Law or any requirements of any securities exchange or any listing or trading agreement, in which case the disclosing Party shall provide the non-disclosing party with at least one (1) Business Day prior written notice of such press release, public announcement or other disclosure and the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance and the disclosing party shall consider in good faith (but shall not be required to accept) any comments to such disclosure. The foregoing covenants shall survive for a period of time commencing on the Closing Date and ending two (2) years thereafter.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

8.7 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing, expressly states that it is intended to amend this Agreement or waive a right under this Agreement and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person who is waiving a right under this Agreement. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in this Article VIII.

8.8 Counterparts; Electronic Delivery. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Agreement, the other Transaction Documents, and any other signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail in portable document format or similar format, including DocuSign (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any other such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them (by means other than Electronic Delivery) to all other parties. No party hereto or to any other such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature, or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

8.9 Entire Agreement. The Transaction Documents (including the Seller Disclosure Schedules, Exhibits, annexes and attachments thereto) and the POS Purchase Agreement, contain the entire agreement and between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, written or oral, with respect to such subject matters.

8.10 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.11 Consent to Jurisdiction. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (i) SUCH PARTY IS NOT SUBJECT THERETO, (ii) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (iii) SUCH PARTY’S PROPERTY IS EXEMPT OR

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

IMMUNE FROM EXECUTION, (iv) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (v) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

8.12 Governing Law. This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO EACH HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.13.

8.14 No Recourse. Other than in the case of Fraud, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Other than in the case of Fraud, except for the Parties, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of breach or violation of this Agreement. Other than in the case of Fraud, except for the parties thereto, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party thereto or of any Affiliate of any such party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of such party under any Transaction Document (other than this Agreement) or for any claim or Action based on, in respect of or by reason of breach or violation of any Transaction Document (other than this Agreement).

8.15 Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date first above written.

ICONEX (CANADA) LTD.

By:

Name:

Title:

DOMTAR INC.

By:

Name:

Title:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 303172941v12" "" 303172941v12